SENTRY LIFE INSURANCE COMPANY
                             1800 North Point Drive
                               Stevens Point, WI
                          54481 Telephone (715)346-6000




June 4, 2001




Securities and Exchange Commission
Division of Investment Management
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC   20549


         Re:      Sentry Variable Account II
                  Registration Statement on Form N-4
                  File No. 333-60200
                  Accession Number 0000730150-01-500005


Dear Sir/Madam:

Sentry Life Insurance Company, on behalf of its separate account, Sentry Variable Account II, hereby respectfully requests withdrawal of the above-referenced Registration Statement on Form N-4 pursuant to Rule 477 of the Securities Act of 1933.

This Registration Statement was filed on May 4, 2001.


                                            Very truly yours,

                                            s/ Sue Brock

                                            Sue Brock
                                            Legal/Corporate Specialist